Exhibit 1.2

AMENDMENT

TO
SOLICITING DEALER AGREEMENT

          This AMENDMENT TO SOLICITING DEALER AGREEMENT (this “Amendment”), dated as of                     , 2005, is entered into among the parties listed on the signature pages hereto. Capitalized terms used herein, but not otherwise defined in this Amendment, shall have the meanings ascribed to such terms in the Soliciting Dealer Agreement (as defined below).

RECITALS

          WHEREAS, the parties hereto previously entered into a Soliciting Dealer Agreement with respect to the offering of interests in Mewbourne Energy Partners 04-A, L.P. and Mewbourne Energy Partners 05-A, L.P. (the “Soliciting Dealer Agreement”); and

          WHEREAS, in connection with a reformulation of the payment of expenses and fees of Soliciting Dealers, the parties hereto desire to execute this Amendment to reflect certain changes to the Soliciting Dealer Agreement.

AGREEMENTS

          NOW, THEREFORE, in consideration of the mutual agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments.

a.	Section 6 of the Soliciting Dealer Agreement is hereby amended and restated in its entirety to read as follows:

          “Section 6. Payment of Expenses and Fees.

(a)	Except as specifically provided elsewhere in this Agreement, you, the Dealer Manager, MD and the Partnership will pay their own expenses incident to the transactions contemplated by this Agreement, including fees of their counsel.

(b)	Prior to the time that $5,000,000 or more of subscription funds for the Partnership are received and accepted, MD may, but is not obligated to, advance from MD’s own funds the sales commissions and marketing fees which would otherwise be payable in connection with subscription funds received and accepted prior to such time; provided that such advance may only be paid with respect to subscriptions that have been accepted by MD. Any such advancement shall be made initially to the Dealer Manager and the Dealer Manager shall immediately reallow to you such portion of the advancement as represents sales commissions and marketing fees which would otherwise be payable to you. In the event that either (i) subscription funds of $5,000,000 or more are not received by the termination of the Offering Period with respect to Interests in a Partnership or (ii) MD otherwise elects not to close the offering of the Interests in the Partnership, you will promptly upon notice transmit to MD funds in the amount of the sales commissions and marketing fees advanced to you by means of such reallowance.

(c)	Upon the receipt and acceptance of $5,000,000 in subscriptions for a Partnership, MD may, but is not obligated to, advance from its own funds prior to the Closing of the offering of Interests in that Partnership sales commissions and marketing fees relating to subscriptions solicited by you; provided that such advance may only be paid with respect to subscriptions that have been accepted by MD and for which the subscription funds have cleared at the office of the Escrow Agent. Any such advancement shall be made initially to the Dealer Manager and the Dealer Manager shall immediately reallow to you such advancement.

(d)	In the event that MD makes an advance of sales commissions and marketing fees pursuant to Section 6(b) or (c) above, you hereby agree that (i) prior to the Closing, MD retains the right in its sole discretion to refund to any subscriber solicited by you the full amount of the subscription funds transmitted by that subscriber and (ii) in the event that MD refunds subscription funds to a subscriber solicited by you, you will promptly upon receipt of notice of that refund transmit to MD funds in the amount of the sales commissions and marketing fees advanced to you by means of such reallowance to the extent that such relate to your acceptance of an order for Interests from such subscriber.

(e)	If the Closing for the sale of Interests in a Partnership occurs, as compensation for your services under this Agreement MD will pay from its own funds at that Closing, to the Dealer Manager and the Dealer Manager shall immediately reallow to you (i) cash sales commissions based on eight percent (8%) of the sales price of Interests sold by you and (ii) marketing fees based on one-half of one percent (0.5%) of the sales price for Interests sold by you for marketing fees, less any sales commissions and marketing fees previously reallowed to you prior to that Closing under Section 6(b) or (c) above, except that you will receive no such sales commissions or marketing fees for Interests sold to (i) officers, directors or employees of MD or affiliates thereof, (ii) affiliates of the Managing Partner or (iii) any of your officers, directors, employees or registered representatives. No sales commissions or marketing fees will be paid on subscriptions returned for any reason to subscribers prior to that Closing.”

b.	Section 1, Section 8 and Section 9 of the Soliciting Dealer Agreement are hereby amended to replace in each section the words “due diligence” with the word “marketing.”

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2.	Soliciting Dealer Agreement Otherwise Unchanged. Except as herein specifically provided, the Soliciting Dealer Agreement shall continue in full force and effect in accordance with its terms.

3.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of Texas.

4.	Counterparts. This Amendment may be executed simultaneously in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first written above.

MEWBOURNE DEVELOPMENT CORPORATION

By:

Name:

Title:

MEWBOURNE ENERGY PARTNERS 04-A, L.P.
DRILLING PROGRAM

By:	Mewbourne Development Corporation
Managing General Partner

By:

Name:

Title:

MEWBOURNE SECURITIES, INC.

By:

Name:

Title:

SOLICITING DEALER:

By:

Name:

Title: